                                                            Rule 424(b)(3)
                                                            File No. 333-88069

                       SUPPLEMENT DATED SEPTEMBER 11, 2000

                                       TO

                  PROFILE DATED APRIL 10, 2000, AS SUPPLEMENTED
                                       AND
                 PROSPECTUS DATED APRIL 10 2000, AS SUPPLEMENTED

                                       FOR

                                MFS REGATTA EXTRA
                           VARIABLE AND FIXED ANNUITY


              ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


     Effective immediately, with the addition of 2 new Funds -- the Global Telecommunications Series and the Mid Cap Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 29 variable investment options available under the MFS Regatta Extra Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Global Telecommunications Series, the Mid Cap Growth Series and any other Fund. The Global Telecommunications Series, the Mid Cap Growth Series and the other Funds available as variable investment options under the Contract are described more fully in the current Series Fund prospectus, as supplemented.



     As a result of the addition of the Global Telecommunication Series and the Mid Cap Growth Series, the Profile dated April 10, 2000, as supplemented by a Supplement dated June 26, 2000 (the "Profile") for the Contract, and the Prospectus dated April 10, 2000, as supplemented by a Supplement dated June 26, 2000 (the "Prospectus") for the Contract, are amended and supplemented as follows. Also, certain additional amendments are made to the Prospectus and Profile as follows:


     1. The third paragraph of Section 1, "The MFS Regatta Extra Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

     "You may choose among 29 variable investment options and a range of fixed options."

     2. The list of the available investment options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Global Telecommunication Series and the Mid Cap Growth Series.

     3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented as follows:



                                                                                      EXAMPLES:
                                    TOTAL ANNUAL      TOTAL ANNUAL      TOTAL       TOTAL EXPENSES
                                     INSURANCE            FUND         ANNUAL           AT END
SUB-ACCOUNT                           CHARGES           EXPENSES      EXPENSES    1 YEAR   10 YEARS
------------                        -------------     -------------   --------    -------  --------
Global Telecommunications Series...    1.55%              1.25%          2.80%      $101    $325
Mid Cap Growth Series .............    1.55%              1.00%          2.55%      $ 98    $300

     4. The "Underlying Fund Annual Expenses" table appearing on page 5 of the Prospectus is hereby amended and supplemented as follows:


                                                                OTHER FUND              TOTAL ANNUAL
                                             MANAGEMENT         EXPENSES (2)         FUND EXPENSES (2)
                                                FEES       (AFTER REIMBURSEMENT)   (AFTER REIMBURSEMENT)
                                             ----------   ----------------------  ----------------------
Global Telecommunications Series (3)......      1.00%             0.25%                     1.25%
Mid Cap Growth Series (3).................      0.75%             0.25%                     1.00%
Technology Series (3) ....................      0.75%             0.25%                     1.00%

     5. The footnotes to the "Underlying Fund Annual Expenses" table are amended and supplemented as follows:

      (i) Footnote (1) is deleted in its entirety and replaced by the following:

          (1) The information relating to Fund expenses was provided by the Funds and we have not independently verified it. You should consult the Fund prospectus(es) for more information about Fund expenses. For all Funds except the Technology Series, the Global Telecommunications Series and the Mid
               Cap Growth Series, "Management Fees," "Other Fund
               Expenses," and "Total Annual Fund Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver.
               Expense figures shown for the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series, the Global Telecommunications Series or the Mid Cap Growth Series because these Funds commenced operations in June 2000, September 2000 and September 2000, respectively, and, therefore, have less than 12 months of investment performance.



         (ii)  Footnote (2) is amended and restated as follows:

               (2) Each Fund has an expense offset arrangement which reduces the Fund's custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Fund's expenses). Any such fee reductions are not reflected under "Other Expenses" in the table. Had these fees been taken into account, "Total Fund Expenses" for certain of the Funds would be as follows:

                   Bond Series......................................  0.71%
                   Capital Appreciation Series......................  0.75%
                   Capital Opportunities Series.....................  0.83%
                   Equity Income Series.............................  0.91%
                   Global Asset Allocation Series...................  0.88%
                   New Discovery Series.............................  1.05%
                   Strategic Income Series..........................  1.03%
                   Utilities Series.................................  0.81%


        (iii)  Footnote (3) is amended and restated as follows:

               (3) MFS has contractually agreed to bear the expenses of these
                   Funds such that "Other Fund Expenses," after taking into account the expense offset arrangement described in Footnote
                   (2) above, will not exceed 0.25% annually. This contractual arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Trustees; provided, however, that this contractual arrangement will terminate prior to May 1, 2001 in the event that "Other Fund Expenses" equal or fall below 0.25% annually. Without taking into account this fee waiver and/or expense reimbursement, "Other Fund Expenses" would be estimated to be 3.26% for the Strategic Growth Series, 0.28% for the Technology Series, 0.76% for the Global Telecommunications Series, and 0.67% for the Mid Cap Growth Series.


          (iv) Footnote (4) is deleted in its entirety.


     6. The "Examples" presented on pages 6 and 7 of the Prospectus are supplemented as follows:

     If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return and an average Contract size of $35,000:


                                              1 YEAR     3 YEARS     5 YEARS     10 YEARS
                                              ------     -------     -------     --------
Global Telecommunications Series .........     $101       $152         $205        $325
Mid Cap Growth Series ....................     $ 98       $144         $193        $300

          If you do NOT surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return and an average Contract size of $35,000:


                                              1 YEAR     3 YEARS     5 YEARS     10 YEARS
                                              ------     -------     -------     --------
Global Telecommunications Series...........    $29         $89        $151         $325
Mid Cap Growth Series......................    $26         $81        $139         $300


         7. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 9 of the Prospectus is supplemented as follows:


    (a) The second paragraph of the section on page 9 is deleted in its entirety and replaced by the following:

            "The Series Fund is composed of 30 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 30 series (each, a "Fund"), each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 29 Funds described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

    (b) The following Fund descriptions are added:

               GLOBAL TELECOMMUNICATIONS SERIES will seek to achieve long-term growth of capital.

               MID CAP GROWTH SERIES will seek long-term growth of capital.


THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS FOR THE MFS REGATTA EXTRA VARIABLE AND FIXED ANNUITY, AND THE CURRENT FUND PROSPECTUS(ES). THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.


EXTRASUPP 9/00